NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations (800) 400-6407 investorelations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Third Quarter 2012 Results

Dallas (November 14, 2012) - American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2012. ARL announced today that the Company reported a net loss applicable to common shares of $0.05 million or $0.00 per diluted earnings per share, as compared to a net loss applicable to common shares of $0.3 million or $0.03 per diluted earnings per share for the same period ended 2011. Included in the net loss applicable to common shares of $0.05 million is $5.5 million in depreciation and amortization expense for the three months ended September 30, 2012. For the same period ending September 30, 2011, included in the net loss applicable to common shares of $0.3 million is $5.2 million in depreciation and amortization expense.

For the past year and a half. ARL has shown an unwavering commitment to fortify our portfolio and streamline our operational activity; all while maintaining our commitment to creating value. ARL is pleased that we are seeing improved results from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long term prospects as the real estate market improves.

Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. We continue to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Revenue and operating expenses remained consistent for the three months ended September 30, 2012, as compared to the prior period.

General and administrative expenses were $1.5 million for the three months ended September 30, 2012. This represents a decrease of $2.1 million, as compared to the prior period expenses of $3.6 million. The majority of the reduction in general and administrative expenses is related to land and corporate expenses as professional services decreased by $1.8 million and cost reimbursements to our Advisor decreased by $0.3 million.

Advisory fees were $2.2 million for the three months ended September 30, 2012. This represents a decrease of $1.0 million, as compared to the prior period advisory fees of $3.2 million. The advisory fee is calculated as a percentage of total gross assets and as we sell land and income-producing properties, this fee is reduced in correlation to the decrease in assets.

Interest income was $2.3 million for the three months ended September 30, 2012. This represents an increase of $1.3 million, as compared to the prior period interest income of $1.0 million. The majority of the increase is due to the cash received on the cash How notes from Unified !lousing Foundation, Inc. related to the mid-year surplus cash calculation.

Other income was SI.5 million for the three months ended September 30, 2012. This represents an increase of $1.4 million, as compared to the prior period other income of $0.1 million. This relates to the agreement between UHF and TCI for consulting services related to the development of apartment projects.

Mortgage and loan interest expense was $9.8 million for the three months ended September 30, 2012. This represents a decrease of $4.0 million, as compared to the prior period interest expense of $13.8 million. This change, by segment, is a decrease in our apartment portfolio of $0.7 million, a decrease in our commercial portfolio of $2.5 million, and a decrease in our land and other portfolios of $0.8 million. Within the apartment portfolio, the same properties decreased $1.6 million and the developed properties increased $0.9 million due to properties in the lease-up phase. For the developed properties, once construction is completed, interest expense is no longer capitalized. Within the commercial portfolio, the same properties decreased by $2.5 million. This decrease is related to a commercial loan that was in default in 2011 and was accruing interest at the default interest rate. The loan is no longer in default and is no longer being charged a default rate of interest in the current period. The decrease in the land and other portfolios was due to land sales.

Gain on land sales increased for the three months ended September 30, 2012, as compared to the prior period. In the current period, we sold 102.28 acres of land in seven separate transactions for an aggregate sales price of $16.1 million and recorded a gain of $2.9 million. In the prior period, we sold 3,068.60 acres of land in eight separate transactions for an aggregate sales price of $52.6 million and recorded a loss of $0.9 million.

Included in discontinued operations are a total of six and 26 properties as of 2012 and 2011, respectively. Properties sold in 2012 have been reclassified to discontinued operations for the current and prior reporting periods. The gain on sale of income-producing properties is also included in discontinued operations for those years.

About American Realty Investors, Inc.

American Realty investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company's website at www.americanrealtvinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $164 and $0 for the three months and $499 and $0 for the nine months ended 2012 and 2011 respectively from related parties)	$28,918	$29,109	$89,515	$85,589

Expenses:
Property operating expenses (including $305 and $274 for the three months and $855 and $872 for the nine months ended 2012 and 2011 respectively from related parties)	16,045	15,990	47,132	46,657
Depreciation and amortization	5,495	5,218	16,317	15,380
General and administrative (including $769 and $1,011 for the three months and $2,587 and $3,440 for the nine months ended 2012 and 2011 respectively from related parties)	1,546	3,641	5,052	10,556
Provision on impairment of notes receivable and real estate assets	-	-	-	5,622
Advisory fee to related party	2,215	3,241	7,573	10,225
Total operating expenses	25,301	28,090	76,074	88,440
Operating income (loss)	3,617	1,019	13,441	(2,851)

Other income (expense):
Interest income (including $2,169 and $448 for the three months and $9,797 and $2,071 for the nine months ended 2012 and 2011 respectively from related parties)	2,280	1,039	10,342	2,910
Other income (including $1,500 and $0 for the three months and $4,500 and $0 for the nine months ended 2012 and 2011 respectively from related parties)	1,535	115	5,334	1,881
Mortgage and loan interest (including $903 and $48 for the three months and $2,756 and $1,628 for the nine months ended 2012 and 2011 respectively from related parties)	(9,790)	(13,813)	(44,009)	(43,710)
Loss on sale of investments	-	91	(361)	91
Earnings from unconsolidated subsidiaries and investees	134	(30)	284	(104)
Total other expenses	(5,841)	(12,598)	(28,410)	(38,932)
Loss before gain on land sales, non-controlling interest, and taxes	(2,224)	(11,579)	(14,969)	(41,783)
Gain (loss) on land sales	2,898	(942)	6,615	18,431
Income (loss) from continuing operations before tax	674	(12,521)	(8,354)	(23,352)
Income tax benefit (expense)	(13)	2,815	2,535	5,166
Net income (loss) from continuing operations	661	(9,706)	(5,819)	(18,186)
Discontinued operations:
Loss from discontinued operations	(621)	(212)	(1,596)	(5,312)
Gain on sale of real estate from discontinued operations	585	8,256	8,840	20,073
Income tax benefit (expense) from discontinued operations	13	(2,815)	(2,535)	(5,166)
Net income (loss) from discontinued operations	(23)	5,229	4,709	9,595
Net income (loss)	638	(4,477)	(1,110)	(8,591)
Net (income) loss attributable to non-controlling interest	(74)	4,830	37	14,175
Net income (loss) attributable to American Realty Investors, Inc.	564	353	(1,073)	5,584
Preferred dividend requirement	(613)	(613)	(1,839)	(1,843)
Net income (loss) applicable to common shares	$(49)	$(260)	$(2,912)	$3,741

Earnings per share - basic
Loss from continuing operations	$-	$(0.48)	$(0.66)	$(0.51)
Income from discontinued operations	-	0.45	0.41	0.83
Net income (loss) applicable to common shares	$-	$(0.03)	$(0.25)	$0.32

Earnings per share - diluted
Loss from continuing operations	$-	$(0.48)	$(0.66)	$(0.51)
Income from discontinued operations	-	0.45	0.41	0.83
Net income (loss) applicable to common shares	$-	$(0.03)	$(0.25)	$0.32

Weighted average common share used in computing earnings per share	11,525,389	11,525,389	11,525,389	11,514,749
Weighted average common share used in computing diluted earnings per share	11,525,389	11,525,389	11,525,389	11,514,749

Amounts attributable to American Realty Investors, Inc.
Loss from continuing operations	$587	$(4,876)	$(5,782)	$(4,011)
Income (loss) from discontinued operations	(23)	5,229	4,709	9,595
Net income (loss)	$564	$353	$(1,073)	$5,584

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,056,941	$1,120,122
Real estate held for sale at cost, net of depreciation ($0 for 2012 and $1,752 for 2011)	-	15,015
Real estate subject to sales contracts at cost, net of depreciation ($15,290 and $9,790 in 2012 and 2011)	46,601	49,982
Less accumulated depreciation	(159,747)	(158,489)
Total real estate	943,795	1,026,630
Notes and interest receivable
Performing (including $110,987 and $104,969 in 2012 and 2011 from related parties)	117,767	110,136
Non-performing	4,256	4,787
Less allowance for estimated losses (including $18,962 and $8,962 in 2012 and 2011 from related parties)	(21,704)	(13,383)
Total notes and interest receivable	100,319	101,540
Cash and cash equivalents	6,738	20,312
Investments in unconsolidated subsidiaries and investees	7,625	10,746
Related party receivable	1,063	-
Other assets (including $21 in 2012 and $11 in 2011 from related parties)	74,050	76,243
Total assets	$1,133,590	$1,235,471

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$789,623	$855,619
Notes related to assets held for sale	-	13,830
Notes related to subject to sales contracts	53,442	44,516
Stock-secured notes payable and margin debt	26,737	26,898
Related party payables	-	10,294
Deferred gain (including $74,846 and $71,964 in 2012 and 2011 from sales to related parties)	76,691	78,750
Accounts payable and other liabilities (including $2,007 and $1,822 in 2012 and 2011 to related parties)	95,886	110,307
	1,042,379	1,140,214

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 3,353,954 shares in 2012 and 2011 (liquidation preference $10 per share), including 900,000 shares in 2012 and 2011 held by subsidiaries	4,908	4,908
Common stock, $.01 par value, authorized 100,000,000 shares; issued 11,941,174 shares and outstanding 11,525,389 shares in 2012 and 2011	115	115
Treasury stock at cost; 415,785 shares in 2012 and 2011 and 229,214 and 236,587 shares held by TCI as of 2012 and 2011	(6,395)	(6,395)
Paid-in capital	106,396	105,388
Retained earnings	(48,559)	(47,486)
Accumulated other comprehensive income	(786)	(786)
Total American Realty Investors, Inc. shareholders' equity	55,679	55,744
Non-controlling interest	35,532	39,513
Total equity	91,211	95,257
Total liabilities and equity	$1,133,590	$1,235,471